Exhibit 99.1

	For:	Whitehall Jewellers, Inc.
	Contact:	John R. Desjardins
Executive Vice President,
Chief Financial Officer
FOR IMMEDIATE RELEASE		312/762-9751
WHITEHALL JEWELLERS FINDS THE PROPOSED TRANSACTION
WITH NEWCASTLE TO BE A “SUPERIOR PROPOSAL”
SPECIAL MEETING POSTPONED UNTIL FEBRUARY 6, 2006

Chicago, Illinois, January 24, 2006 – Whitehall Jewellers, Inc. (OTC: JWLR.PK; “Whitehall” or the “Company”) has received a binding proposal from Newcastle Partners, L.P. (“Newcastle”) regarding the terms of Newcastle’s proposed acquisition of the Company’s capital stock for $1.50 per share in cash, including the terms of a tender offer and merger agreement and related binding agreements pursuant to which Newcastle would fund and be obligated to hold separate the approximately $150 million required in the event it is selected to purchase all of the Company’s shares and to pay off the Company’s senior credit facility, refinance the bridge loan from Prentice Capital Management, L.P. and Holtzman Opportunity Fund, L.P. (collectively, “Prentice”) and pay related fees and penalties.
The Board of Directors of the Company has determined after consultation with the Company’s financial and legal advisors in accordance with the securities purchase agreement that the Newcastle transaction constitutes a “Superior Proposal” under the Prentice securities purchase agreement, which is defined under such agreement as a transaction that is both more favorable than the Prentice transaction from a financial point of view to the Company, its stockholders and creditors, taken as a whole, and is also reasonably capable of being consummated. Based upon this determination, the Board of Directors hereby withdraws its previous support and recommendation of the Prentice transaction.
In addition, the special meeting of the Company’s stockholders that was to be held on January 25, 2006, in connection with the Prentice transaction is hereby postponed until February 6, 2006 at 10:00 am CST, at a location in Chicago to be determined.
Under the Prentice agreement, Prentice will have the opportunity for ten business days to counter-offer with a revised proposal. There can be no assurance as to when, or whether, Prentice would present any such counter-offer to the Board. If Prentice makes such a counter-offer, under the terms of the current Prentice agreement the Board will then consider both proposals and at that time again determine whether the Newcastle proposal is superior. Among other instances, each of the Company and Prentice has the right to terminate the current Prentice agreement if the closing has not occurred by January 31, 2006.
About Whitehall Jewellers
Whitehall Jewellers, Inc. is a national specialty retailer of fine jewelry, operating 375 stores in 38 states. The Company has announced that it intends to close a number of stores in the near term. The Company operates stores in regional and super regional shopping malls under the names Whitehall Co. Jewellers, Lundstrom Jewelers and Marks Bros. Jewelers.